Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC
ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Earthstone Energy, Inc. (Form S-3, 333-260824, 333-258455, 333-254106, 333-254099, 333-224334, 333-218277, 333-213543, 333-205466 and Form S-8, 333-258456, 333-240998, 333-227720, 333-221248, 333-210734) of our report dated March 31, 2021 with respect to the consolidated financial statements of Chisholm Energy Holdings, LLC (and its subsidiaries) as of December 31, 2020, and for the year then ended, included in this Current Report on Form 8-K/A of Earthstone Energy, Inc.

/s/ Moss Adams LLP

Dallas, Texas
March 1, 2022